                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                     SUPPLEMENTAL RETIREMENT PLAN (S.R.P.)

         The accrual and payment of benefits as calculated under the Company's Qualified Pension Plan may be limited by present and future government rules covering qualified plans. A non-qualified Supplemental Retirement Plan is hereby established to accrue and pay that part of the pension benefits that, because of govdrnmentally imposed limitations, cannot be accrued or paid by the qualified plan.

         This Plan shall be unfunded and shall be administered by a Supplemental Pension Committee, the members of which shall be the same individuals as those comprising the Qualified Plan's Pension Committee.

         The Plan Year shall be the same as that of the Company's Qualified Pension Plan.

         Anyone who is a Participant in the Company's Qualified Pension Plan and for whom benefits calculated under this Plan would exceed benefits under the Qualified Pension Plan is also a Participant in this Plan.

         For purpose of this Supplemental Retirement Plan, Compensation and Rate of Compensation are defined as follows:

         Compensation or Rate of Compensation of any Participant shall mean the sum of amounts determined in paragraph (a) and (b) below:

                (a) The basic rate of monthly compensation (including any reductions made pursuant to an effective cash or deferred wage and salary conversion agreement under Section 401(k) of the Internal Revenue Code), in effect for him on the Compensation Date (as defined in the Qualified Pension Plan), and

                (b) One-twelfth of the bonus (if any) awarded to him with respect to the calendar year immediately preceding the above Compensation Date irrespective of whether payment of such bonus was made in that calendar year or deferred to a subsequent calendar year, plus one-twelfth of any Commission paid to him during the calendar year containing the above Compensation Date. Compensation, as defined, shall exclude compensation for overtime service, shift differential and all other forms of fringe compensation or benefits and any amount contributed for him by the Employer to any public or private employee benefit plan including this Plan other than contributions corresponding to reductions referred to in paragraph (a) above.

         Calculation of benefits under this Plan shall be made in the same manner as provided in the Company's Qualified Pension Plan but using the above definition of Compensation. Amounts oi benefits so calculated shall not be subject to limitations imposed by Governmental enactments, rules or regulations concerning qualified benefit plans, including those limitations embodied in the Qualified Pension Plan under "Maximum Pensions".

         Benefits accrued and payable from this Plan shalYbe the excess, if any, of benefits calculated as described above over benefits payable under the Company's Qualified Pension Plan and shall be payable in the same form and manner as the Participants, benefits under such plan.

         Amounts payable under this Plan shall not be assignable or subject to attachment of levy of any kind.

         The Company may terminate this Plan at any time, whereupon the rights of participants to their benefits accrued to the date of such termination shall be nonforfeitable. The Company may amend this Plan at any time but no amendment shall cause a reduction in the amounts theretofore credited to any participant.

         The effective date of this Plan shall be January 1, 1987, as amended effective January 1, 2001.